Exhibit 10.1

SHARE EXCHANGE AGREEMENT

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) dated as of January 3, 2022, by and between [  ] LLC (the “Stockholder”) and VINCO VENTURES, INC. (the “Company”).

RECITALS

WHEREAS, on May 26, 2021 the Company issued to Stockholder and another entity a total of 764,618 shares of its Common Stock, $.0001 par value (the “Shares”) in connection with a certain purchase and sale agreement which closed on October 16, 2020 (the “Acquisition”).

WHEREAS, the Shares were issued in error and above 19.99% of the outstanding shares of the Company at the time of the Acquisition.

WHEREAS, as a result of issuance of the Shares, the Company was deemed not to be compliant with certain NASDAQ listing rules that require shareholder approval (“Non- Compliance”).

WHEREAS, in order to cure the Non-Compliance, Stockholder desires to return, void or otherwise cancel 600,000 of the Shares to Company (the “Cancelled Shares”) in exchange for the cash consideration set forth herein, and Company desires to accept the Cancelled Shares in exchange for the cash consideration set forth herein to cure the Non-Compliance and to satisfy the NASDAQ listing requirements.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

1.	Cancelled Shares. Stockholder agrees to cause the Cancelled Shares to be transferred, conveyed, and delivered to the Company.

2.	Consideration. In exchange for the Cancelled Shares, Company agrees pay the sum of $1,644,000 United States Dollars as full and final consideration for the Cancelled Shares, to release and indemnify Stockholder to the fullest extent of the law.

3.	Closing. The closing shall occur on the date the Cancelled Shares are received by the Company and Stockholder receives the Consideration set forth in Section 2.

4.	Mutual General Release. Each Party, on behalf of themselves and their predecessors, successors, affiliates, officers, directors, employees, agents, attorneys, assigns, heirs, executors, administrators, trustees and/or or anyone claiming rights through any of the foregoing hereby remise, release and forever discharge each other Party and their predecessors, successors, parents, subsidiaries, holding companies, affiliates, and past and present officers, directors, shareholders, managers, members, employees, agents, attorneys, assigns, heirs, executors, administrators, trustees and/or or anyone claiming rights through any of the foregoing from the claims asserted in connection with the Acquisition, Shares and Cancelled Shares, and from any and all debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, claims, counterclaims, cross-claims, demands, damages, complaints, actions, causes of actions and suits at law or in equity, of any type whatsoever, whether known or unknown, suspected or unsuspected, contingent or liquidated, which the each Party now has or ever had against any other Party, from the beginning of time until the until the date of execution of this Agreement, executory obligations under this Agreement excepted.

5.	Indemnification. The Company shall indemnify and hold harmless the Stockholder and the other entity that received a portion of the Share and such other parties’ members, agents, beneficiaries, affiliates, representatives and their respective successors and assigns to the fullest extent of the law, in accordance with the terms set forth in the Indemnification Agreement, affixed hereto as Exhibit A.

6.	Authority. The parties have the right, power, authority and capacity to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations under this Agreement.

7.	Further Assurances. From time to time, whether at or following the Closing, each party shall make reasonable commercial efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable, including as required by applicable laws, to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement.

8.	Notices. All notices or other communications required or permitted hereunder shall be in writing shall be deemed duly given (a) if by personal delivery, when so delivered, (b) if mailed, three (3) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, or (c) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent to the addresses of the parties as indicated on the signature page hereto. Any party may change the address to which notices and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

9.	Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of law.

10.	Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties in respect of the transactions contemplated hereby and supersedes all prior and contemporaneous agreements, arrangements and understandings of the parties relating to the subject matter hereof. No representation, promise, inducement, waiver of rights, agreement or statement of intention has been made by any of the parties which is not expressly embodied in this Agreement.

11.	Amendments. This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto.

12.	Waivers. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or the breach of any term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other term, covenant, representation or warranty of this Agreement.

13.	Survival. Sections 5, 8, 9 and 10 of this Agreement shall survive the Closing for a period of one (1) year.

14.	Counterparts. This Agreement may be executed simultaneously in two or more counterparts and by any reliable electronic means such as, but not limited to, a photocopy, electronically scanned or facsimile, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.	Severability. If any term, provisions, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

16.	Interpretation. The parties agree that this Agreement shall be deemed to have been jointly and equally drafted by them, and that the provisions of this Agreement therefore shall not be construed against a party or parties on the ground that such party or parties drafted or was more responsible for the drafting of any such provision(s). The parties further agree that they have each carefully read the terms and conditions of this Agreement, that they know and understand the contents and effect of this Agreement and that the legal effect of this Agreement has been fully explained to its satisfaction by counsel of its own choosing.

17.	Further Assurances. At the reasonable request of Purchaser and without demanding further consideration from Purchaser, Seller agrees to execute and deliver to Purchaser such other documents and instruments, and do and perform such other acts and things, as may be reasonably necessary for effecting completely the consummation of the transfer of ownership in and to the Cancelled Shares to the Company.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

Stockholders

[ ] LLC

By:
Title: Authorized Member

The Company

VINCO VENTURES, INC.

By: Lisa King
Title: CEO